Exhibit 10.8

OFFICE SUBLEASE
X CORP.,
a Nevada corporation
(“Sublandlord”)
and
MOTIVE TECHNOLOGIES, INC.,
a Delaware corporation,
(“Subtenant”)

TABLE OF CONTENTS

1.	SUMMARY OF BASIC TERMS	2
2.	MASTER LEASE; DELIVERY, TERM, AND CONDITION	4
3.	USE OF PREMISES	9
4.	CERTIFIED ACCESS SPECIALIST	11
5.	SECURITY DEPOSIT; LETTER OF CREDIT	11
6.	RENT	13
7.	SUBTENANT’S SECURITY SYSTEM; TELECOMMUNICATIONS	13
8.	TAXES	14
9.	INSURANCE AND INDEMNITY	15
10.	DESTRUCTION BY FIRE OR OTHER CASUALTY; CONDEMNATION	16
11.	PARKING	17
12.	MAINTENANCE AND OFFICE SERVICES	17
13.	SUBTENANT ALTERATIONS AND SIGNAGE	18
14.	ASSIGNMENT AND SUBLETTING	21
15.	SUBORDINATION AND ATTORNMENT	21
16.	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS	21
17.	QUIET ENJOYMENT	22
18.	SURRENDER AND HOLDOVER	22
19.	BREACH, DEFAULT, AND REMEDIES	23
20.	SUBLANDLORD LIABILITY	25
21.	NOTICES	26
22.	BROKERAGE	26
23.	MASTER LEASE	26
24.	CONSENT OF MASTER LANDLORD TO SUBLEASE	27
25.	OFAC COMPLIANCE	27
26.	WAIVER OF TRIAL BY JURY; COUNTERCLAIMS	28
27.	RIGHT OF SUBLANDLORD TO PERFORM.	28
28.	GENERAL	28
EXHIBIT A    FLOOR PLAN OF THE PREMISES
EXHIBIT B    MASTER LEASE
EXHIBIT C    REMAINING FF&E

OFFICE SUBLEASE
(“Sublease”)
X CORP., a Nevada corporation (“Sublandlord”), effective as of July ___, 2025 (the “Effective Date”), subleases the Premises described below, for the Term and on the terms and conditions set forth in this Sublease, to MOTIVE TECHNOLOGIES, INC., a Delaware corporation (“Subtenant”).
1.    SUMMARY OF BASIC TERMS
1.1    The Property: 1355 Market Street, San Francisco, California.
1.2    The Premises: The entire 11th Floor in the Building, as illustrated and depicted on EXHIBIT A attached hereto and incorporated herein; provided, however, the parties acknowledge that solely with respect to calculations herein derived from the Rentable Area of the Premises such as Base Rent, such calculations will be based on the Premises containing 25,000 square feet of Rentable Area.
1.3    The Building: The building, associated parking facilities, walkways, landscaping and other improvements, located at the Property.
1.4    The Term: From the Commencement Date to March 31, 2029 (the “Expiration Date”).
1.5    Commencement Date: Thirty (30) days following the Effective Date and receipt of the Consent (hereinafter defined) from the Master Landlord to the Sublease.
1.6    Base Rent:

Period	Base Rent Per Rentable Sq. Ft. Per Year	Annual Base Rent	Monthly Base Rent

Months 1 – 12*	$35.00	$875,000.00	$72,916.67

Months 13 – 24*	$36.05	$901,250.00	$75,104.17

Months 25 – 36*	$37.13	$928,287.50	$77,357.29

Months 37 – March 31, 2029	$38.25	$956,136.12	$79,678.01
If the Commencement Date does not occur on the first day of a calendar month, the Base Rent for the partial month in which the Commencement Date occurs shall be prorated for such partial month on the basis of a thirty (30)-day month, payable with the payment of the first monthly payment of Base Rent following the Initial Abatement Period (as defined below).
*Notwithstanding anything to the contrary contained herein and provided that Subtenant is not in default of this Sublease continuing beyond expiration of all applicable notice and cure periods, Sublandlord hereby agrees to abate Subtenant’s obligation to pay Monthly Base Rent for the following periods of the Term: (i) Months 1 and 2 (the “Initial Abatement Period”); (ii) Months 13 and 14; and (iii) Months 25 and 26 (the Initial Abatement Period, together with the abatement periods set forth in (ii) and (iii) immediately above, collectively, the “Abatement Period”). During such Abatement Period,

Subtenant shall still be responsible for the payment of all of its other monetary obligations under this Sublease. During an Event of Default (as defined below) by Subtenant under the terms of this Sublease that results in early termination, Sublandlord shall be entitled to the recovery of the Monthly Base Rent abated under the provisions of this Section.
1.7    Option to Extend: N/A.
1.8    Base Year: N/A.
1.9    Security Deposit: $79,678.01.
1.10    Permitted Use of Premises: Subtenant shall be permitted to use and occupy the Premises only for general, executive and administrative offices, and a hardware laboratory (including, without limitation, hardware testing) and for no other purpose without Sublandlord’s prior written consent, which consent may be withheld in Sublandlord’s sole discretion.
1.11    Parking Spaces: N/A.
1.12    Subtenant’s Notice Address:
Motive Technologies, Inc
3500 Dupont Hwy
Dover, DE 19901
Attention:
Email:
And to:
Motive Technologies, Inc
3500 Dupont Hwy
Dover, DE 19901
Attention: Legal Department
Email:
With copies to:
Cooley LLP
11951 Freedom Drive, 14th floor
Reston, VA 20190
Attn: John G. Lavoie, Esq.
1.13    Sublandlord’s Notice Address:
X Corp.
865 FM 1209 Building 2
Bastrop, Texas 78602
Attention:
Email:

With copies to:
X Corp.
865 FM 1209 Building 2
Bastrop, Texas 78602
Attention: Legal Department
Email:
And:
X Corp.
c/o Savills Lease Administration
Dallas Arts Tower
2200 Ross Avenue, Suite 4800 East
Dallas, Texas 75201
1.14    Subtenant’s designated broker: The Stitzel Company / Resource Commercial Real Estate Inc.
1.15    Sublandlord’s designated broker: Jones Lang LaSalle
1.16    Definition of Rent: The term “Rent” shall be as defined in Section 6.3.
1.17    Total Amount Due upon Effective Date: $298,428.02 (i.e., $218,750.01, as advance payment of three (3) installments of Base Rent due hereunder, plus the $79,678.01 Security Deposit). The amount due under this Section 1.17 shall be sent by Subtenant to Sublandlord not later than 5:00p.m. PST on the business day after the Effective Date and shall be delivered via wire transfer instructions to be provided by Sublandlord.
2.    MASTER LEASE; DELIVERY, TERM, AND CONDITION
2.1    Master Lease. Subtenant hereby acknowledges and agrees that: (i) the Property is owned by SRI Nine Market Square LLC, a Delaware limited liability company (the “Master Landlord”); (ii) Master Landlord, as landlord, leases a portion of the Property to Sublandlord, as tenant and successor-in-interest to Twitter, Inc., a Delaware corporation, pursuant to that certain Office Lease dated as of April 20, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of May 16, 2011 (the “First Amendment”), Second Amendment to Lease dated as of September 30, 2011 (the “Second Amendment”), Third Amendment to Lease dated as of June 1, 2012 (the “Third Amendment”), Fourth Amendment to Lease dated as of September 24, 2013 (the “Fourth Amendment”), Fifth Amendment to Lease dated as of October 2, 2013 (the “Fifth Amendment”), Sixth Amendment to Lease dated as of February 14, 2014 (the “Sixth Amendment”), Seventh Amendment to Lease dated as of December 22, 2014 (the “Seventh Amendment”), Eighth Amendment to Lease dated as of March 23, 2015 (the “Eighth Amendment”), Ninth Amendment to Lease dated as of June 30, 2015 (the “Ninth Amendment”), Tenth Amendment to Lease dated as of October 12, 2015 (the “Tenth Amendment”), Eleventh Amendment to Lease dated as of November 29, 2016 (the “Eleventh Amendment”), Twelfth Amendment to Lease dated as of January 5, 2018 (the “Twelfth Amendment”), Thirteenth Amendment to Lease dated as of October 31, 2018 (the “Thirteenth Amendment”), Fourteenth Amendment to Lease dated as of April 26, 2019 (the “Fourteenth Amendment”), Fifteenth Amendment to Lease dated as of October 21, 2021 (the “Fifteenth Amendment”), and Sixteenth Amendment to Lease dated as of March 7, 2024 (the “Sixteenth Amendment”) (as amended, the

“Master Lease”), a copy of which is attached hereto and incorporated herein as EXHIBIT B, which Subtenant agrees and acknowledges it has reviewed and understood; (iii) this Sublease shall be subject and subordinate to all provisions of the Master Lease, and all amendments or modifications to the Master Lease or supplemental agreements relating thereto hereafter made between Master Landlord and Sublandlord which do not in any material respect contravene any express rights granted to Subtenant hereunder, and Subtenant shall assume and perform the obligations of Sublandlord as “Tenant” under the Master Lease, all to the extent such provisions apply to the Premises during the Term, or are not expressly superseded by this Sublease; (iv) Sublandlord is hereby entitled to all the rights, privileges, and benefits of the “Landlord” under the Master Lease and may enforce the terms and conditions of the Master Lease against the Subtenant as if the Subtenant were the “Tenant” thereunder (except that, the term “Landlord” as used in the Master Lease shall not be construed to mean “Sublandlord” as defined herein with respect to (A) any right to prescribe rules and regulations with respect to Subtenant’s use of the Building or Premises, (B) any right to determine charges or fees for services provided except as expressly set forth herein, (C) any right to modify the Building or to make installations within the Premises in connection with, or reserve areas within the Premises for, base-Building systems, or (D) Master Landlord’s required contractors (e.g., janitorial)); and (v) except as otherwise set forth herein, all provisions of the Master Lease are incorporated herein as the provisions of this Sublease to the extent such provisions apply (with reference therein to Landlord and Tenant to be deemed to refer to Sublandlord and Subtenant, respectively) and, along with all provisions of this Sublease, shall be the complete Sublease, provided, that nothing herein shall be construed as permitting Subtenant hereunder to exercise any extension or renewal rights or to exercise any right of first offer and/or refusal to expand the leased premises under the Master Lease to which Sublandlord may be entitled under the Master Lease, in no event shall Subtenant be entitled to any abated rent or any construction, design, or tenant improvement allowances except as expressly provided herein, and in no event shall Sublandlord be obligated to extend the term of the Master Lease for any reason. In the event of any conflict or inconsistency between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern and control as between Sublandlord and Subtenant. Furthermore, any and all approval or consent rights conferred upon Sublandlord, to the extent required under the Master Lease, shall be conditioned upon such corresponding approval or consent by Master Landlord, and Sublandlord’s failure to obtain such Master Landlord’s consent or approval shall not be deemed a default by Sublandlord under this Sublease. Sublandlord shall not be deemed to have unreasonably withheld or delayed its consent to any matter if the Master Landlord’s consent to the matter requested as required by the Master Lease shall have withheld or delayed its consent to such matter, and Sublandlord shall have no liability of any kind to Subtenant for Master Landlord’s failure to give its consent or approval. Subtenant shall reimburse Sublandlord, not later than thirty (30) days after written demand by Sublandlord, for any fees and disbursements of attorneys, architects, engineers, or others charges by Master Landlord in connection with any such consent or approval request submitted to Master Landlord on behalf or at the request of Subtenant. In no event shall the term of this Sublease extend beyond the date that is the termination or expiration date of the Master Lease. Subtenant shall neither do nor permit anything to be done which would constitute a default or breach under the Master Lease or which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Master Landlord, and Subtenant agrees to comply with all terms, conditions, and covenants of the Master Lease. Sublandlord shall have no liability to Subtenant if this Sublease is terminated for any reason other than Sublandlord’s default as the tenant thereunder (and to the extent not caused by Subtenant); provided, however, Sublandlord shall not voluntarily terminate the Master Lease except to the extent arising from any casualty or condemnation event permitted under the Master Lease. Notwithstanding the foregoing, Sublandlord and Subtenant acknowledge and agree that Master Landlord’s termination of the Master Lease pursuant to Section 7 of the Sixteenth Amendment shall not be deemed Sublandlord’s voluntary termination of the Master Lease. Subtenant agrees to notify Sublandlord of any default by Master

Landlord under the Master Lease of which Subtenant becomes aware. Sublandlord agrees to notify Subtenant of any default by Master Landlord under the Master Lease of which Sublandlord becomes aware.
2.2    Condition. Sublandlord shall deliver the Premises to Subtenant broom clean and in its presently existing “AS IS,” “WHERE IS” condition. Except as may otherwise be expressly contained in this Sublease, Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Premises, the use to which the Premises may be put, or any other matter or thing affecting or relating to the Premises and Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Premises for Subtenant’s occupancy. To the best of Sublandlord’s knowledge, with no duty of inquiry or investigation, Sublandlord is not aware of any Hazardous Materials (as defined below) existing on the Premises in violation of Environmental Laws (as defined below).
Except as set forth above, Subtenant shall accept the Premises in its “AS IS,” “WHERE IS” condition.
2.3    License to Use 9th Floor Deck; Common Area Amenities; Failure to Comply.
(a)    License to Use 9th Floor Deck. Sublandlord represents and warrants to Subtenant that as of the Effective Date, Sublandlord, as tenant under the Master Lease, has a license to use the 9th Floor Deck (as defined in the Master Lease) during the Term. Subject to Section 2.3(c) below, Subtenant shall have a non-exclusive revocable license to use the 9th Floor Deck during such periods of the Term Sublandlord has the right to use the 9th Floor Deck under the Master Lease, without fee or charge, so long as such use is in compliance with applicable rules and regulations applicable thereto; provided, however, in the event Sublandlord no longer has the right to use the 9th Floor Deck under the Master Lease, except in the event of a Revocation Trigger Event (hereinafter defined), Sublandlord shall have no liability to Subtenant for the revocation of the license set forth in this Section 2.3(a). Subtenant shall not be obligated to pay Rent on account of its use of the 9th Floor Deck, but all other terms of this Sublease shall apply to the 9th Floor Deck, including, without limitation, with respect to insurance and indemnity matters. Notwithstanding the foregoing or anything to the contrary set forth herein, Sublandlord shall continue to repair and maintain, at Sublandlord’s sole cost and expense, the 9th Floor Deck in accordance with Paragraph 63 of the Original Lease during the Term. Subtenant, at its sole cost and expense, shall comply with all relevant laws applicable to its use of the 9th Floor Deck, and obtain all necessary permits or licenses for the same, if applicable. Except as otherwise expressly provided in Section 2.3(b) below, Subtenant shall have no right to access or use the Common Area Amenities (as defined below). Notwithstanding the foregoing, in the event Sublandlord subleases the 9th or 10th Floor of the Property to another subtenant (a “Revocation Trigger Event”), Sublandlord shall have the right to revoke Subtenant’s right to utilize the 9th Floor Deck set forth in this Section 2.3(a), following delivery of at least sixty (60) days’ prior written notice thereof (the “Revocation Notice”) to Subtenant. In the event Sublandlord delivers a Revocation Notice electing to revoke Subtenant’s right to utilize the 9th Floor Deck, Subtenant shall receive three (3) months of additional Base Rent abatement for the immediately succeeding three (3) full calendar months after receipt of such Revocation Notice if at least three (3) full calendar months remain in the Term, or abatement of the remaining Base Rent due hereunder during the remainder of the Term if less than three (3) full calendar months remain in the Term. For the avoidance of doubt, in the event Subtenant’s license to use the 9th Floor Deck is revoked by Sublandlord due to Sublandlord no longer having the right to use the 9th Floor Deck under the Master Lease, Subtenant shall not be entitled to the Base Rent abatement immediately set forth above. In the event Sublandlord no longer has the right to use the 9th Floor Deck under the Master Lease, Sublandlord shall reasonably cooperate with any of Subtenant’s negotiations with Master Landlord with respect to the 9th Floor Deck and Sublandlord shall use commercially reasonable efforts to facilitate Subtenant’s discussions with Master Landlord in connection therewith; provided, however, in no event shall Sublandlord be required to incur any expense or cost related to Sublandlord’s cooperation in connection therewith.
(b)    Common Area Amenities. Subtenant shall have the right to reserve for not more than five (5) days per calendar quarter, in the aggregate, the interior amenities located on the 9th Floor of the Building adjacent to the 9th Floor Deck, including, without limitation, a conference room, a restroom, seating areas (together, the “Common Area Amenities”) for Subtenant’s use, provided that Subtenant provides a minimum of two (2) weeks’ advance written notice to Sublandlord and there exists no prior conflict (as documented by written request or scheduled repair) or reservation of the Common Area Amenities as to such proposed date. Subtenant shall not be obligated to pay Rent on account of its use of the Common Area Amenities, but all other terms of this Sublease shall apply to Subtenant’s use of the Common Area Amenities, including, without limitation, with respect to insurance and indemnity matters. During the periods of Subtenant’s use of the Common Area Amenities, Subtenant shall, at its sole cost and expense: (i) maintain the Common Area Amenities in a manner consistent with the requirements of the Property with a high standard of cleanliness and appearance; (ii) maintain the Common Area Amenities in good condition and repair; (iii) provide janitorial services thereto; (iv) maintain its own corporate security services, if applicable, and (v) keep the Common Area Amenities free of dishes, utensils, food, and debris from Subtenant’s employees, customers, guests, or licensees. Notwithstanding the foregoing, in the event Sublandlord subleases the 9th or 10th Floor of the Property to another subtenant, Sublandlord shall have the right to revoke Subtenant’s right to utilize the Common Area Amenities set forth in this Section 2.3(b), following delivery of written notice thereof to Subtenant.
(c)    Failure to Comply. Subtenant shall use commercially reasonable efforts to minimize disruption to or interference with other tenants, with respect to its use of the 9th Floor Deck and Common Area Amenities. Subtenant shall be responsible for any damages or repairs caused by Subtenant’s use of the 9th Floor Deck and/or the Common Area Amenities, and the cost of such damages or repairs shall be paid by Subtenant to Sublandlord not later than thirty (30) days after written demand therefor by Sublandlord.
2.4    Delayed Delivery. Notwithstanding anything to the contrary set forth herein, if for any reason Sublandlord cannot deliver possession of the Premises to Subtenant by the date that is thirty (30) days after the Commencement Date (the “Outside Delivery Date”) for any reason other than due to an event of force majeure, Sublandlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Sublease or the obligations of Subtenant hereunder; provided, however, in the event delivery of the Premises to Subtenant does not occur on or before the Outside Delivery Date for any reason other than due to an event of force majeure, then Subtenant shall be entitled to rent abatement in the amount of one day of Base Rent for each day of delay beyond the Outside Delivery Date, and if the Premises is not delivered to Subtenant within thirty (30) days after the Outside Delivery Date for any reason other than due to an event of force majeure, then Subtenant, at its option, may terminate this Sublease by written notice to Sublandlord given any time thereafter, but before Sublandlord delivers the Premises to Subtenant. No delay in delivery of possession shall operate to extend the Term of this Sublease.
2.5    Early Access. Subject to receipt of certificates of insurance and the amount set forth in Section 1.17 above, and notwithstanding anything to the contrary in this Sublease, Subtenant shall be granted early access to the Premises on the date that is the later to occur of (x) the date of full execution and delivery of the Sublease, and (y) the date the Master Landlord has delivered the Consent to the

Sublease. Such early access shall be subject to all of the terms and conditions of this Sublease, except as to the covenant to pay Rent hereunder, and further agrees that neither Sublandlord nor Master Landlord will be liable in any way for any injury, loss, or damage which may occur to any items of work constructed by Subtenant or to other property of Subtenant that may be placed in the Premises, the same being at Subtenant’s sole risk. Subtenant shall be responsible for the cost of any utilities consumed at the Premises during such early occupancy period. Subtenant agrees to provide Sublandlord with prior notice of any such intended early access.
2.6    Furniture, Fixtures, and Equipment. Sublandlord and Subtenant agree and acknowledge that: (i) Subtenant shall have the right to use the existing furniture, fixtures, and equipment located in the Premises and identified on EXHIBIT C attached hereto (collectively, the “Remaining FF&E”); (ii) Subtenant agrees and acknowledges that Sublandlord makes no warranties or representations regarding the Remaining FF&E, and Sublandlord’s delivery of the Remaining FF&E shall be in its AS-IS, WHERE-IS condition, without warranties, representations, or guarantees of any kind, including warranties of fitness for any particular purpose, and Sublandlord shall have no liability or obligation with respect to the condition thereof or for any maintenance and repairs required thereto; (iii) Subtenant shall be responsible for maintaining, repairing, and insuring the Remaining FF&E and keeping the same in good condition, reasonable wear and tear excepted; and (iv) Subtenant hereby agrees to indemnify, defend, and hold Sublandlord harmless from and against any claims for liability or damages in any way pertaining to or arising out of the use of the Remaining FF&E by Subtenant or its employees, agents, and assigns. On or before the Commencement Date, Sublandlord shall remove (and repair any damage occasioned by such removal), at Sublandlord’s sole cost and expense, any furniture, fixtures, and equipment from the Premises, other than the Remaining FF&E. For the avoidance of doubt, if the Remaining FF&E is destroyed or otherwise in an inoperable condition at the time Sublandlord delivers possession of the Premises to Subtenant, Sublandlord shall have no obligation to furnish, repair, pay for, or remove the Remaining FF&E. The Remaining FF&E shall at all times remain the property of Sublandlord, provided that Subtenant shall have the right to its use and operation during the Term. All such replacements of the Remaining FF&E provided by Sublandlord shall immediately become the property of Sublandlord, and the Remaining FF&E shall at all times remain on the Premises, except if being replaced with items of equal quality and value. Upon the Expiration Date or the earlier termination of this Sublease, provided that no Event of Default by Subtenant has occurred prior thereto and is continuing and subject to Sublandlord’s right to reclaim any Remaining FF&E as set forth below, Subtenant shall purchase the Remaining FF&E, other than those affixed to the Premises via a bill of sale for One Dollar and No Cents ($1.00); such bill of sale shall transfer such Remaining FF&E in its then as-is condition, without any warranties, representations, or guarantees of any kind as to the condition, title, use, or merchantability thereof. On or before expiration of the Term, Subtenant shall remove and dispose of the Remaining FF&E, at Subtenant’s sole cost and expense, and any such disposal shall be in compliance with all applicable laws, including, without limitation, Environmental Laws. Subtenant shall repair all damage to the Premises and Building caused by such removal, all at Subtenant’s sole cost and expense. The removal and repair obligation of Subtenant as set forth in this Section 2.6 shall survive the expiration or earlier termination of this Sublease. Notwithstanding the foregoing, at any time prior to the Expiration Date or the earlier termination of this Sublease, Sublandlord shall have the right to require Subtenant to leave any of the Remaining FF&E at the Premises, in which event, such Remaining FF&E shall not be included in the Remaining FF&E to be transferred to Subtenant upon the Expiration Date or earlier termination of this Sublease.
Notwithstanding the foregoing, if during the term of the Sublease, Subtenant desires to remove or dispose of any of the Remaining FF&E, Subtenant shall first obtain Sublandlord’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Subtenant shall give Sublandlord not less than twenty (20) days’ prior notice (the “Removal Notice”) of the date (“Removal Date”) Subtenant desires to remove or dispose of any articles of the Remaining FF&E, which Removal Notice shall contain a description of the items of FF&E that Subtenant desires to remove (“Removal FF&E”) and any arrangements Subtenant has made for the disposal, including the name of its contractor which shall perform such removal. If Sublandlord consents to such removal, if Subtenant so elects to remove the Removal FF&E, Subtenant agrees at its sole cost and expense to comply with any reasonable requirements imposed by Sublandlord for the disposal of the Removal FF&E and any such disposal shall be in compliance with all applicable laws, including, without limitation, Environmental Laws. Notwithstanding the above, Sublandlord shall have the right (but not the obligation) to retain the Removal FF&E, in which event, Sublandlord and Subtenant shall coordinate with each other to arrange for the Removal FF&E to be relocated from the Premises, at Sublandlord’s sole cost and expense.
2.7    Area Measurement. “Rentable Area” means rentable area measured in accordance with the BOMA Standard for Measuring Floor Area in Office Buildings (BOMA Z65.1-1996) with a load factor not to exceed twelve percent (12%) for full floor increments. Subtenant has been afforded the opportunity to verify the measurement of the Premises and Sublandlord and Subtenant hereby agree that the measurement of the Premises described in Section 1.2 shall be binding upon Sublandlord and Subtenant through the Term of the Sublease and any renewals thereof, and shall not be changed or modified.
3.    USE OF PREMISES
3.1    Permitted Uses. Subtenant may use and occupy the Premises twenty-four (24) hours a day, seven (7) days a week, for the purposes set forth in Section 1.10, and under the conditions set forth therein.
3.2    Compliance with Laws and Insurance Restrictions. Subtenant shall not do or permit to be done in or about the Premises nor bring or keep or permit to be brought or kept therein, anything which is prohibited by or will in any way conflict with any law, statute, ordinance, or governmental rule or regulation now in force or which may hereafter be enacted or promulgated, or which is prohibited by a standard form of property insurance, or will in any way increase the existing rate of or affect any property, liability, or other insurance upon the Building or any of its contents or cause a cancellation of any insurance policy covering the Building or any part thereof or any of its contents. At its sole cost, Subtenant shall promptly comply with all laws, statutes, ordinances, and governmental rules, regulations or requirements now in force, or which may hereafter be in force, including, without limitation, all requirements of any laws pertaining to the environment or hazardous materials and all requirements of the Americans with Disabilities Act of 1990 and/or any other laws or regulations relating to the accessibility or usability of the Premises by disabled persons, or any regulations or accessibility guidelines issued thereunder or in connection therewith, pertaining to Subtenant’s use of the Premises or, to the extent such requirements result from Subtenant’s use or alteration of the Premises, pertaining to any portion of the Building, and/or with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, relating to or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Subtenant’s use, alteration or improvement of the Premises; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall Subtenant be obligated to make any structural changes to the Premises or other portions of the Building unless such changes are related to or affected by (i) Subtenant’s alterations, or (ii) Subtenant’s particular use of the Premises (as opposed to Subtenant’s use of the Premises for general office purposes in a normal and customary manner).

3.3    Prohibitions. Subtenant shall not cause or maintain any nuisance in or about the Premises and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which would create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, noise or heat. Subtenant shall not cause the safe floor loading capacity of the Premises to be exceeded. Subtenant shall not violate the rules and regulations under the Master Lease promulgated by Master Landlord, and Subtenant shall not unreasonably disturb or interfere with the quiet enjoyment of the premises of any other tenant at the Property. Subtenant shall also not use the Premises for any of the following: (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any social, welfare, or clinical health services, or sleeping accommodations; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) communications firms such as radio and/or television stations; (vii) personnel or employment agency, or place of public assembly; or (viii) any other use that violates the Master Lease. Subtenant further covenants and agrees that Subtenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of any rules and regulations in place or created by Sublandlord, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Property, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Subtenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Property.
3.4    Compliance with Environmental Laws. Subtenant shall:
(a)    comply with all federal, state and local laws, rules, orders, or regulations pertaining to health or the environment (“Environmental Laws”), including, without limitation, the comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) and the Resource Conservation and Recovery Act of 1987, as amended (“RCRA”) in connection with Subtenant’s use of the Premises during the Term;
(b)    not cause or permit any “Hazardous Materials” (as defined herein) to be used, stored, generated, disposed of or released from, on or in the Premises or Building by Subtenant or Subtenant’s agents, employees, contractors or invitees, except for the use of general office supplies within the Premises of a kind typically used in normal office areas in the ordinary course of business (such as copier toner, correction fluid, glue, ink and cleaning solvents), in the manner for which they were designed and only in accordance with all applicable governmental regulations, and then only in such amounts as may be normal for the office operations conducted by Subtenant on the Premises. Subtenant will notify Sublandlord and provide copies upon receipt of all complaints, claims, citations, demand, inquiries, reports or notices relating to the compliance of the Premises with laws governing Hazardous Materials. As used herein, “Hazardous Materials” means any substance that is toxic, ignitable, reactive or corrosive and/or that is regulated by any local government, the State of California, or the United States government. “Hazardous Materials” include any and all materials or substances that are defined as “hazardous waste”, “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local law. “Hazardous Materials” include, but are not limited to, asbestos, oil, petroleum products and by-products and other hydrocarbons, and polychlorinated biphenyls (“PCB’s”);
(c)    not keep, store, or use within the Premises any Hazardous Materials or regulated substances except quantities that are reasonably necessary for Subtenant’s business and in compliance with Environmental Laws; and

(d)    shall indemnify, defend, protect and hold Sublandlord harmless from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, remediation and/or encapsulation of any Hazardous Materials, and fees and costs of attorneys, consultants and experts) arising as a result of a breach by Subtenant of its covenants, representations and warranties made in this Section 3.4. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the Premises or Building or any cleanup, removal, restoration or other remediation of any Hazardous Materials to the satisfaction of the appropriate governmental authorities and to the reasonable satisfaction of Sublandlord. This indemnity shall survive the expiration or earlier termination of this Sublease.
Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall Subtenant have any liability for any Hazardous Materials existing in the Premises or Building as of the Commencement Date or which were not brought into the Premises by Subtenant or Subtenant’s agents, employees, contractors or invitees.
4.    CERTIFIED ACCESS SPECIALIST
To Sublandlord’s actual knowledge, the Premises have not undergone inspection by a Certified Access Specialist (as such term is defined in Section 1938 of the California Civil Code), and except to the extent expressly set forth in this Sublease, Sublandlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Building in order to comply with accessibility standards. Sublandlord’s obligations under this Article 4 shall not affect Sublandlord’s right to recover from Subtenant the costs for any damage or repair to the Building for which Subtenant is liable hereunder. The following disclosure is hereby made pursuant to applicable California law:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”
Any CASp inspection which Subtenant desires to have performed shall be conducted in accordance with the following: (i) any CASp inspection requested by Subtenant shall be conducted, at Subtenant’s sole cost and expense, by a CASp designated by Master Landlord; and (ii) Subtenant, at its sole cost and expense, will be responsible for making repairs within the Premises and/or the Building to correct violations of constructed-related accessibility standards that are identified as a result of the CASp inspection obtained at Subtenant’s request, unless such obligations are the responsibility of Master Landlord under the Master Lease.
5.    SECURITY DEPOSIT; LETTER OF CREDIT
5.1    Security Deposit. The Security Deposit shall not bear interest, shall not be required to be maintained in a separate account, and shall be returned, less any unpaid claims against Subtenant, upon the expiration of this Sublease and the surrender of possession of the Premises, to Subtenant or to the last assignee of Subtenant’s interest. The Security Deposit is not, and may not be construed by Subtenant to constitute, rent for the last month or any portion thereof. If Subtenant defaults with respect to any of its obligations under this Sublease and such default continues beyond expiration of all applicable notice and cure periods, Sublandlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any other amount, loss or damage which Sublandlord may spend, incur or suffer by reason of Subtenant’s default. If any portion of the Security Deposit is so used or applied, Subtenant shall, within ten (10) business days after demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount. If Subtenant is not in default, beyond all applicable notice and cure periods, the Security Deposit or any balance thereof shall be returned to Subtenant within thirty (30) days following the expiration of the Term. The Security Deposit shown in Section 1.9 shall be delivered to Sublandlord not later than 5:00p.m. PST on the business day after the Effective Date and shall be delivered via wire transfer instructions to be provided by Sublandlord. In the event this Sublease is terminated because the Consent is not timely obtained pursuant to Section 24, Sublandlord shall return the Security Deposit to Subtenant within ten (10) business days of such termination.
5.2    Letter of Credit. Without limiting the foregoing, Subtenant shall have the right, but not the obligation, to replace the Security Deposit during the Term by delivering the Letter of Credit (as defined below) to Sublandlord. If Subtenant so elects to deliver a Letter of Credit, then Sublandlord shall return the cash Security Deposit to Subtenant within ten (10) business days after receipt of such Letter of Credit. As used herein, “Letter of Credit” shall mean an unconditional, irrevocable sight draft letter of credit issued, presentable (which may include presentation by overnight delivery) and payable at the office of a major national bank satisfactory to Sublandlord in its reasonable discretion (the “Bank”), naming Sublandlord as beneficiary, in an amount equal to the amount set forth in Section 1.9 above. Sublandlord hereby approves Wells Fargo as an acceptable issuing Bank with respect to the Letter of Credit. The Letter of Credit shall provide: (i) that Sublandlord may make partial and multiple draws thereunder, up to the face amount thereof, and that Sublandlord may draw upon the Letter of Credit up to the full amount thereof, as determined by Sublandlord, and the Bank will pay to Sublandlord the amount of such draw upon receipt by the Bank of a sight draft signed by Sublandlord without requirement for any additional documents or statements by Sublandlord; and (ii) that, in the event of assignment or other transfer of either Sublandlord’s interest in this Sublease or of any interest in Sublandlord (including, without limitation, consolidations, mergers, reorganizations or other entity changes), the Letter of Credit shall be freely transferable by Sublandlord, without recourse, to the assignee or transferee of such interest and the Bank shall confirm the same to Sublandlord and such assignee or transferee. The Letter of Credit shall be in a form reasonably acceptable to Sublandlord. Sublandlord may (but shall not be required to) draw upon the Letter of Credit and use the proceeds therefrom (the “Letter of Credit Proceeds”) or any portion thereof in any manner Sublandlord is permitted to use the Security Deposit under Section 5.1. In the event Sublandlord draws upon the Letter of Credit and elects not to terminate the Sublease (to the extent Sublandlord has such a termination right hereunder), but to use the Letter of Credit Proceeds, then within ten (10) business days after Sublandlord gives Subtenant written notice specifying the amount of the Letter of Credit Proceeds so utilized by Sublandlord, Subtenant shall immediately deliver to Sublandlord an amendment to the Letter of Credit, a replacement Letter of Credit, or cash such that Sublandlord then holds a Letter of Credit or cash in an amount equal to one hundred percent (100%) of the amount set forth in Section 1.9 above. Subtenant’s failure to deliver such cash, amendment or replacement of the Letter of Credit to Sublandlord within ten (10) business days after Sublandlord’s notice shall constitute an Event of Default by Subtenant under this Sublease. The Letter of Credit shall have an initial term of no longer than one (1) year, shall be “evergreen,” and shall be extended, reissued or replaced by Subtenant, in each case at least thirty (30) days prior to its expiration in a manner that fully complies with the requirements of this Section 5.2, so that in all events the Letter of Credit required hereunder shall be in full force and effect continuously until the date (the “L/C Expiration Date”) for return of the Security Deposit described in Section 5.1 above.
6.    RENT
6.1    Base Rent. Subtenant shall pay to Sublandlord, in advance, on the first day of each calendar month, beginning on the Commencement Date, Base Rent in the amount set forth in Section 1.6, subject to adjustment under Section 6.2. In the event that the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the monthly rent for the first and/or last fractional months of the Term shall be appropriately prorated, and the rent for any fractional month shall be paid on the first day of such month that is part of the Term. Rent shall be paid to Sublandlord in lawful money of the United States of America, without deduction or offset of any kind, at Sublandlord’s address for notices specified in the Section 1.13 of the Sublease, or to such other person or to such other address as Sublandlord may designate in writing from time to time. In the event this Sublease is terminated because the Consent is not timely obtained pursuant to Section 24, Sublandlord shall refund any prepayment of Base Rent within ten (10) business days of such termination.
6.2    Late Charges and Interest. If Subtenant fails to pay when due any installment of Base Rent, or if Subtenant fails to pay any written billing statement of any other amount payable under this Sublease within five (5) business days after the date such amount is due, Subtenant shall pay to Sublandlord, as liquidated damages to compensate Sublandlord for costs and inconveniences of special handling and disruption of cash flow, a late charge in the amount of five percent (5%) of the amount past due. The assessment or collection of a late charge shall not constitute the waiver of a default and shall not bar the exercise of other remedies for nonpayment. In addition to the late charge, all amounts not paid within five (5) business days after such amounts are due shall bear interest from the date due (i) until the happening of an Event of Default, at the rate of twelve percent (12%) per annum but in no event in excess of the amount allowed under applicable law. Notwithstanding the foregoing or anything to the contrary contained herein, the late charge and any interest which may be assessed thereon shall be waived by Sublandlord for the first late payment during the Term; provided that such payment is made within five (5) business days after Subtenant’s receipt of Sublandlord’s written notice that such payment is past due.
6.3    Obligations Are Rent. Except as otherwise provided in this Sublease, all amounts payable by Subtenant to Sublandlord under this Sublease, including, without limitation Base Rent, and any other costs, expenses, or fees payable by Subtenant to Sublandlord under this Sublease shall constitute rent (collectively “Rent”) and shall be payable without notice, demand, deduction or offset to such person and at such place as Sublandlord may from time to time designate by written notice to Subtenant..
7.    SUBTENANT’S SECURITY SYSTEM; TELECOMMUNICATIONS
7.1    Subtenant’s Security System. Sublandlord hereby grants Subtenant the right, at Subtenant’s cost and expense, to install a security system in the Premises (“Subtenant’s Security System”) which serves the Premises only; provided, however, if Subtenant’s Security System ties into Sublandlord’s or Master Landlord’s existing security systems at the Building, Subtenant shall coordinate the installation and operation of Subtenant’s Security System with Sublandlord to ensure that Subtenant’s Security System is compatible with Sublandlord’s or Master Landlord’s existing security systems and equipment of the Building. Subtenant may install any security system selected by Subtenant provided that Subtenant’s Security System (a) does not create an adverse effect on the structural integrity of the Building, (b) is in compliance with applicable law, (c) does not create an adverse effect on the Building’s systems and equipment, (d) does not unreasonably interfere with the normal and customary office operations of any other tenant of the Building or adversely affect Master Landlord’s ability to operate the Building including the security system of the Building, and (e) is in compliance with the requirements of the Master Lease. If any of the conditions set forth in (a) through (e) above are not satisfied, then Subtenant shall not be permitted to install or operate such selected security system as Subtenant’s Security System. Subtenant shall be solely responsible, at Subtenant’s sole cost and expense, for installation, monitoring, repair, maintenance, and operation of Subtenant’s Security System. Without limiting the foregoing, to the extent costs related to Subtenant’s Security System cannot be segregated from Sublandlord’s existing systems or equipment, Sublandlord shall deliver to Subtenant an invoice for such portion of Subtenant’s share of such costs (as reasonably determined by Sublandlord), which invoice shall be paid by Subtenant within thirty (30) days after receipt thereof. Subtenant shall provide Sublandlord with any information reasonably required regarding Subtenant’s Security System so that Sublandlord may have access to the Premises in the event of an emergency. Subtenant shall, at Subtenant’s sole cost and expense, remove Subtenant’s Security System upon the expiration or earlier termination of this Sublease and repair any damage resulting from such removal. The removal and repair obligation of Subtenant as set forth herein shall survive the expiration or earlier termination of this Sublease for a period of eighteen (18) months.
7.2    Telecommunications. All data and telephone cabling and wiring Subtenant may desire or require, including, without limitation, all low voltage cabling and wiring (collectively, “Telecommunications Wiring”), shall be installed in the Premises by Subtenant at Subtenant’s sole cost and expense. In connection with Subtenant’s acceptance of the Premises in its as-is condition, Sublandlord shall have no obligation to remove the Telecommunications Wiring of any prior occupant of the Premises. If Subtenant desires to contract with or obtain services from any provider which does not currently serve the Premises or desires to obtain from an existing carrier service which will require the installation of additional equipment, such provider must, prior to providing service, enter into a written agreement with Sublandlord setting forth the terms and conditions of the access to be granted to such provider. Pursuant to such written agreement, such provider shall be permitted to install, subject to Sublandlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), data and telephone wiring for the Premises. In considering the installation of any new or additional telecommunications cabling or equipment at the Premises, Sublandlord will consider all relevant factors in a reasonable and non-discriminatory manner. In no event shall Sublandlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunication services or facilities at the Premises. All such installations shall be subject to Sublandlord’s prior approval and shall be performed in accordance with the terms of this Section 7.2 and the relevant provisions of the Master Lease. To the extent costs related to Subtenant’s Telecommunications Wiring cannot be segregated from Sublandlord’s existing systems or equipment, Sublandlord shall deliver to Subtenant an invoice for such portion of Subtenant’s share of such costs (as reasonably determined by Sublandlord), which invoice shall be paid by Subtenant within thirty (30) days after receipt thereof. Subtenant shall, at Subtenant’s sole cost and expense, remove Subtenant’s Telecommunications Wiring and any pre-existing Telecommunications Wiring upon the expiration or earlier termination of this Sublease and repair any damage resulting from such removal. The removal and repair obligation of Subtenant as set forth herein shall survive the expiration or earlier termination of this Sublease.
8.    TAXES
Subtenant shall reimburse Sublandlord promptly upon demand for any and all taxes payable by Sublandlord (other than generally applicable net income taxes) (i) upon, allocable to, or measured by the Rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the

State of California, any political subdivision thereof, or the federal government with respect to the receipt of such Rent; (ii) upon, or with respect to, the possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Subtenant of the Premises or any part thereof; (iii) upon, or measured by, the value of Subtenant’s personal property or leasehold improvements located on the Premises; or (iv) intentionally deleted.
9.    INSURANCE AND INDEMNITY
9.1    Indemnification.
(a)    Subtenant’s Indemnification. Subtenant shall indemnify, defend, protect and hold harmless Sublandlord, its partners, and their respective officers, directors, shareholders, agents, property managers, and independent contractors (collectively, the “Sublandlord Parties”) from and against any and all loss, cost, damage, expense, cause of action, claims and liability, including, without limitation, court costs and reasonable attorneys’ fees (collectively “Claims”) incurred in connection with or arising from any cause in, on or about the Premises, and/or any act, omission, negligence or willful misconduct of Subtenant or of the contractors, agents, employees, licensees or invitees of Subtenant or any such person in, on or about the Building, and/or resulting from or arising in connection with Subtenant’s breach or default of any of the terms or conditions of this Sublease or the Master Lease, provided that the terms of the foregoing indemnity shall not apply to any Claims to the extent resulting from the gross negligence or willful misconduct of Sublandlord, Master Landlord or the Sublandlord Parties. Subtenant’s agreement to indemnify Sublandlord pursuant to this Section 9.1(a) is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Subtenant pursuant to the provision of this Sublease. To the extent not resulting from the gross negligence or willful misconduct of Subtenant, Sublandlord shall indemnify Subtenant from and against any and all Claims arising from or out of (i) any negligent acts or omissions, or willful misconduct of Sublandlord in, on, or about the Premises prior to the term of this Sublease, and (ii) Sublandlord’s breach or default of this Sublease or the Master Lease (to the extent such breach/default is not caused by Subtenant). The obligations under this Section 9.1(a) shall survive the expiration or sooner termination of this Sublease with respect to any Claims occurring prior to such expiration or termination. In case any action or proceeding is brought against Sublandlord to which this indemnification shall be applicable, Subtenant shall pay all Claims resulting therefrom and shall defend such action or proceeding, if Sublandlord shall so request, at Subtenant’s sole cost and expense, by counsel reasonably satisfactory to Sublandlord.
9.2    Subtenant’s Compliance with Sublandlord’s Fire and Casualty Insurance. Subtenant shall, at Subtenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Subtenant’s conduct or use of the Premises causes any increase in the premium for any insurance policies carried by Sublandlord or Master Landlord, then Subtenant shall reimburse Sublandlord or Master Landlord for any such increase directly and reasonably evidenced to be related to Subtenant’s use of the Premises within thirty (30) days of receipt of an invoice therefor.
(a)    Subtenant’s Insurance. During the Term, Subtenant, at its sole cost and expense, shall obtain and maintain commercial general liability insurance and property insurance with a broad form contractual liability endorsement and all other insurance required to be carried by Sublandlord in conformity with the provisions of the Master Lease applicable to the Premises set forth in Paragraphs 15(a) and 15(b) of the Original Lease. Subtenant shall cause Sublandlord, Master Landlord, any other party which Master Landlord or Sublandlord may reasonably require to be included as additional insureds in said commercial general liability policy or policies which shall contain provisions, if and to the extent commercially available, that it or they will not be cancelable except upon not less than thirty (30) days’

prior written notice to all insureds and that the act or omission of one insured will not invalidate the policy as to the other insureds (if same is not commercially available, then Subtenant will agree to provide such notice). Subtenant’s insurance policies shall be issued by reputable insurers that are (x) eligible to do business in the State of California, and (y) rated in Best’s Insurance Guide, or any successor thereto, as having a general policyholder rating of A- and a financial rating of at least VII (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof) or with reputable insurers who have an S&P rating (or equivalent) of A- or greater. Subtenant shall furnish to Sublandlord a certificate or certificates of insurance or other satisfactory evidence confirming that Subtenant’s Insurance is in effect at or before the date that Subtenant or anyone acting on Subtenant’s behalf enters the Premises for any purpose and, on request, at reasonable intervals thereafter, but in no event less than once annually and prior to the expiration of each and every policy of insurance required to be carried under this Sublease.
In the event Subtenant does not purchase the insurance required by this Sublease or keep the same in full force and effect, Sublandlord may, but shall not be obligated to purchase the necessary insurance and pay the premium. Subtenant shall repay to Sublandlord, as Rent, the amount so paid within thirty (30) days after demand. In addition, Sublandlord may recover from Subtenant and Subtenant agrees to pay, as Rent, any and all reasonable expenses (including attorneys’ fees) and damages which Sublandlord may sustain by reason of the failure of Subtenant to obtain and maintain such insurance.
9.3    Waiver of Subrogation. Sublandlord and Subtenant expressly waive any and all claims against each other with respect to claims, damages, or losses for which property insurance is carried or is required to be carried hereunder, even if the party causing the damage was negligent. The parties agree that all property insurance carried by each of them shall be in the amount of full replacement cost and contain a waiver of the insurer’s rights of subrogation with respect to claims paid under any such policy. For this purpose, applicable deductible amounts shall be treated as though they were recoverable under such policies.
10.    DESTRUCTION BY FIRE OR OTHER CASUALTY; CONDEMNATION
10.1    If the Premises or Building are partially or totally damaged or destroyed by fire or other casualty, Subtenant shall have the same right to terminate this Sublease as Sublandlord has under Paragraph 26 of the Original Lease with respect to the Master Lease. Any termination provided for in this paragraph shall be effective on a date specified in such notice, which date shall be not less than three (3) or more than thirty (30) days after such notice is given. Sublandlord shall have no obligation to Subtenant to rebuild the Premises.
10.2    If the Premises are partially or totally damaged by fire or other casualty, Subtenant shall receive an abatement of Rent for such casualty only to the extent that Sublandlord receives a corresponding abatement pursuant to the terms of the Master Lease.
10.3    If the Master Lease is terminated as the result of a taking of all or any portion of the Master Lease premises by condemnation (or deed in lieu thereof), this Sublease shall likewise terminate. In such event, Subtenant shall have no claim to any share of the award, except to file a claim for the value of its fixtures or for moving expenses. Sublandlord and Subtenant shall pay the expenses of the litigation or settlement in proportion to their shares of the award or payment. Sublandlord shall have no obligation to Subtenant to rebuild the Premises if only a portion of the Premises is taken and the Master Lease is not terminated.

10.4    Subtenant shall not be entitled to an abatement of Rent, by reason of a casualty or condemnation affecting the Premises unless Sublandlord receives an abatement with respect to its corresponding obligation under the Master Lease.
11.    PARKING
Subtenant acknowledges that Subtenant shall not be entitled to the use of any parking spaces within the Parking Facility pursuant to this Sublease, and that the Parking Facility is operated and managed by a third party operator, Parking Concepts Inc. (the “Parking Operator”). If Subtenant elects to use any parking spaces within the Parking Facility, Subtenant will be solely responsible for directly contracting with the Parking Operator for the use of any available parking spaces, and paying any such parking charges directly to the Parking Operator. Subtenant further acknowledges that Sublandlord has made no representation or warranty regarding the availability or use of any parking spaces within the Parking Facility.
12.    MAINTENANCE AND OFFICE SERVICES
12.1    Maintenance by Subtenant. Except as otherwise set forth herein, Subtenant shall maintain the interior of the Premises and the improvements therein in good condition and repair in accordance with the terms of the Master Lease and to fulfill Sublandlord’s maintenance obligations as the “Tenant” under the Master Lease with regard to the Premises.
12.2    Services. Except as otherwise set forth herein, Subtenant agrees that Sublandlord shall have no obligation to render or supply any services to Subtenant, including, without limitation (a) the furnishing of electrical energy, unless such electrical energy is not separately metered for the Premises; heat; ventilation; water; air conditioning; cleaning; window washing; janitorial, or rubbish removal services, (b) making any alterations, repairs or restorations, or (c) taking any action that Master Landlord has agreed to provide, make, comply with, or take, or cause to be provided, made complied with, or taken under the Master Lease (collectively “Services and Repairs”); provided, however, Subtenant shall have the right to receive all of the services and utilities with respect to the Premises, as the same are to be provided by Master Landlord under the Master Lease with respect to the Premises. Subtenant shall notify Sublandlord promptly of the need for any Services and Repairs to the Premises, even if Sublandlord is not responsible for any such repair, provided, however, in no event shall Sublandlord be required to commence an action, litigation, arbitration or other legal proceeding (collectively, a “Legal Proceeding”) against Master Landlord. A default by Master Landlord under the Master Lease shall not excuse Subtenant’s performance under the Sublease except to the extent Sublandlord is excused from performance under the Master Lease, including, but not limited to, obligations of payment subject to abatement under the Master Lease; provided, however, that Subtenant shall not be entitled to an abatement of Base Rent or any other item of Rent, by reason of default or failure to provide Services and Repairs by Master Landlord, unless Sublandlord receives a corresponding abatement pursuant to the terms of the Master Lease.
Sublandlord and Subtenant acknowledge that utilities for the Premises are separately metered, and Subtenant shall pay directly for any costs for utilities and Services and Repairs allocable to the Premises that are not otherwise ordinarily included in “Operating Expenses” (as defined in the Master Lease) such as installing, operating, maintaining, or repairing any meter or other device used to measure Subtenant’s consumption of utilities and/or installing, operating, maintaining, or repairing any Temperature Balance Equipment (as defined in the Master Lease), and any costs for additional utilities and Services and Repairs beyond the “Basic Services” (as defined in the Master Lease) furnished to the

Premises, including, without limitation, any “Excess Services” (as defined in the Master Lease) and any equipment required in connection therewith. In the event the costs for the foregoing are paid by Sublandlord directly to Master Landlord, Subtenant shall reimburse Sublandlord for such costs within thirty (30) days after receipt of an invoice therefor. Sublandlord and Subtenant acknowledge and agree that Subtenant shall have no obligation to pay for Operating Expenses (as defined in the Master Lease).
12.3    Liability of Sublandlord. Except in connection with the occurrence of a default by Sublandlord under the Sublease not attributable to any actions or omissions of Subtenant or any gross negligence or willful misconduct by Sublandlord, Sublandlord shall not be liable to Subtenant for any failure or defect in the supply or character of any Services and Repairs furnished to the Premises, including, without limitation, electric current furnished to the Premises. Notwithstanding the foregoing, and without limiting Subtenant’s right to request such Services and Repairs directly from Master Landlord as set forth in Section 12.4 below, upon written notice to Sublandlord of the existence of a defect or failure with respect to the supply or character of any Services and Repairs furnished to the Premises and an express request from Subtenant for Sublandlord to provide Master Landlord written notice of such defect or failure, Sublandlord shall promptly inform Master Landlord of any such issue and shall use commercially reasonable efforts to cause Master Landlord to remedy the same and to comply with its obligations under the Master Lease. Subtenant shall comply with Paragraph 17(c) of the Original Lease with respect to its connected electrical load.
12.4    Services and Repairs to be Provided by Master Landlord. To the extent any Services and Repairs are to be provided by Master Landlord, Subtenant shall promptly request such Services and Repairs directly from Master Landlord, including, without limitation, freight elevator service, additional heating and air conditioning outside of normal business hours, repairs to the Premises or any services or materials which may be furnished by Master Landlord to tenants and occupants of the Building; provided, however, if Master Landlord refuses to honor and/or respond to Subtenant’s requests due to the lack of privity between Master Landlord and Subtenant, after Subtenant’s request (which may be effectuated by email delivery alone), Sublandlord shall promptly request any such Services and Repairs from Master Landlord. If Master Landlord elects to bill Subtenant directly for any services (in which event Subtenant shall furnish Sublandlord with a copy of any such bills upon its receipt), Subtenant shall pay for such Services and Repairs so billed within thirty (30) days after receipt of such bill. Notwithstanding anything to the contrary in the foregoing and for purposes of clarification, to the extent the consent of Sublandlord and/or Master Landlord is required under this Sublease, unless otherwise directed by Sublandlord, Subtenant shall not request Master Landlord’s consent or approval directly, and all such requests shall be made through Sublandlord and Sublandlord shall use commercially reasonable efforts to obtain such consent or approval.
13.    SUBTENANT ALTERATIONS AND SIGNAGE
13.1    Alterations. Subtenant shall not make or permit any alterations, additions or improvements to or of the Premises or any part thereof or attach any fixtures or equipment thereto without first obtaining the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and the consent of Master Landlord, if and to the extent the consent of Master Landlord is required under the Master Lease. Any alterations, additions, or improvements made by Subtenant to the Premises shall be made by Subtenant at Subtenant’s sole cost and expense in a good and workmanlike manner and in conformance with all applicable statutes, codes, ordinances, rules and regulations, and in conformance with Master Landlord’s (if any) reasonable construction rules and regulations. In connection with any such alterations, Subtenant shall obtain all necessary permits, approvals and certificates required by any governmental authorities having jurisdiction over the Premises and provide Sublandlord with copies of same. Any contractor or person selected by Subtenant to make the same must first be approved in writing by Sublandlord and Master Landlord, such approval not to be unreasonably withheld, provided that Subtenant shall use a contractor of Sublandlord’s or Master Landlord’s selection to perform all work that may affect structural aspects of the Building, any Building systems or equipment, or the exterior appearance of the Building. Before commencing any alterations, Subtenant shall furnish to Sublandlord certificates of worker’s compensation (covering all persons to be employed by Subtenant, and Subtenant’s contractors and subcontractors in connection with such work) and commercial public liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as are required under the Master Lease, naming Sublandlord and Master Landlord, and their respective officers, directors and employees, and any mortgagee, as additional insureds.
All of Subtenant’s alterations, additions, fixtures and improvements shall be made in a manner that will not interfere with the quiet enjoyment of the other tenants or occupants of the Building. All alterations, additions, fixtures and improvements, whether temporary or permanent in character, but excepting Subtenant’s trade fixtures and personal property, made in or upon the Premises, by Subtenant, shall, subject to Section 13.2 below, upon the expiration or earlier termination of the Term, become Sublandlord’s property and, at the end of the Term, shall remain on the Premises without compensation to Subtenant. Subtenant shall promptly reimburse Sublandlord upon demand for all actual out-of-pocket costs and expenses reasonably incurred by Master Landlord and permitted to be charged to Sublandlord in accordance with the Master Lease in connection with Master Landlord’s review of any plans and specifications submitted by Subtenant to Sublandlord hereunder, including without limitation, architects’ and engineers’ fees.
Upon completion of any alterations, upon Sublandlord’s written request, Subtenant shall deliver to Sublandlord general releases and final waivers of lien from all contractors and to the extent not addressed in the contractors’ lien waivers, from subcontractors and materials suppliers involved in the performance of such alterations, and to the extent Subtenant hires an architect in connection with any such alterations, a certificate from Subtenant’s independent licensed architect certifying to Sublandlord and Master Landlord that (i) in such architect’s opinion such alterations have been performed in a good and workmanlike manner and completed in accordance with the approved plans and specifications (if applicable) and (ii) all contractors, subcontractors, and materialmen have been paid for such alterations and materials furnished through such date. In addition, upon completion of any alterations, Subtenant, at Subtenant’s sole cost and expense, shall obtain certificates of final approval of such work required by any governmental authority and shall furnish Sublandlord with copies thereof (to the extent any such approval is required by applicable law), together with “as-built” plans and specifications for such alterations (to the extent the same were prepared in connection with the alterations), it being agreed that all filings with governmental authorities to obtain such permits, approvals and certificates shall be made, at Subtenant’s sole cost and expense.
13.2    Removal. Notwithstanding the foregoing, before the expiration of the Term or upon any earlier termination of the Term, Subtenant shall promptly remove all of its (i) trade fixtures, (ii) personal property, (iii) alterations or improvements installed by Subtenant that Master Landlord requires the removal thereof in accordance with Paragraph 9(b) of the Original Lease and Sublandlord notifies Subtenant of the same, and (iv) improvements installed by Subtenant that are of a type or quantity that would not be installed by or for a typical tenant using space for general office purposes, or are otherwise non-standard (e.g., customized elevator call buttons, raised flooring, internal stairways, supplemental HVAC systems, fire suppression systems that are customarily installed for computer rooms but not for ordinary office space, racking systems, rolling or high density filing systems, cafeteria and other private eating and cooking facilities and all specialty systems and installations relating thereto, restrooms, or shower areas facilities referred to as “Specialty Alterations” in the Original Lease), from the Premises, repair all damage caused by such removal and restore the Premises to the condition that existed prior to the installation of such alterations or additions required to be removed pursuant to subsections (i) – (iv) of this Section 13.2. Notwithstanding anything to the contrary set forth herein, except for the Remaining FF&E (which removal shall be governed by Section 2.6 above), in no event shall Subtenant be required to remove any improvements, fixtures, or equipment (including, without limitation, cabling) existing in the Premises as of the Commencement Date.
13.3    Intentionally deleted.
13.4    Signs. Subtenant shall not place or permit to be placed any sign, picture, advertisement, notice, lettering or decoration on any part of the outside of the Premises or anywhere in the interior of the Premises which is visible from the outside of the Premises without Sublandlord’s prior written approval, not to be unreasonably withheld, conditioned, or delayed, and Master Landlord’s prior written approval (if and to the extent required by the Master Lease). Subtenant shall be entitled, at Subtenant’s expense, to install its identification signage and logos in the floor’s elevator bank and on the front entry glass to the Premises and standard directory board or monitor signage located in the main lobby of the Building, subject to the prior written approval of Sublandlord, not to be unreasonably withheld, conditioned, or delayed, and Master Landlord (if and to the extent required by the Master Lease). Subtenant’s signs shall be treated as Subtenant’s personal property with respect to Subtenant’s removal obligations under Section 13.2 above.
13.5    Repairs. Subtenant shall at all times during the Term hereof, at its sole cost, keep the Premises and every part thereof, including (i) Subtenant’s alterations and improvements, (ii) any computer or telecommunication cabling or system installed by or on behalf of Subtenant, (iii) Subtenant’s kitchen plumbing fixtures, drains and appliances, if any, (iv) intentionally deleted, and (v) any electrical, lighting, plumbing, heating, air-conditioning, ventilation or other system, only to the extent that the same was installed by or on behalf of Subtenant, if any, in good condition and repair and otherwise in compliance with the Master Lease; provided, however, to the extent the maintenance or repair of any Building system is the obligation of the Master Landlord under the Master Lease, then Subtenant shall either (i) provide Master Landlord written notice thereof in accordance with Section 12.4 above, or (ii) provide Sublandlord with written notice of its request for maintenance or repair of the applicable Building system as required by Section 12.3 above, and Sublandlord will promptly provide notice to Master Landlord and use commercially reasonable efforts to cause Master Landlord to perform the same; provided, however, in no event shall Sublandlord be required to commence a Legal Proceeding if Master Landlord fails to perform any maintenance or repairs required by the Master Lease. Subtenant hereby waives any right it may have under the California Civil Code or other law, statute or ordinance now or hereafter in effect to make repairs to the Premises at the expense of Sublandlord, to offset the cost thereof against Rent, or to terminate this Sublease by reason of damage to or destruction of the Premises, except as provided in Section 10. The rights of Subtenant with respect to the foregoing matters shall be governed solely by the provisions of this Sublease.
13.6    Liens. Subtenant shall keep the Premises, and the Building, free and clear of liens related to any and all work performed or allegedly performed, mechanic’s, materialmen’s and other liens for work, materials, services or labor done, used or furnished to be used, to or on the order of Subtenant. At all times Subtenant shall promptly and fully pay and discharge any and all claims upon which any such lien may or could be based, and Subtenant shall indemnify and hold Sublandlord and Master Landlord harmless from and against any and all claims for mechanics’, materialmen’s or other liens in connection with any alterations, repairs, or any work performed, materials furnished or obligations incurred by or for the Subtenant in connection with the Premises, all buildings and improvements within which the Premises are located, and the balance of the Building. If within ten (10) business days following the imposition of any such lien, Subtenant shall not cause the same to be released of record by payment or posting of a proper bond, Sublandlord and Master Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Sublandlord may deem proper, including payment of the claim giving rise to the lien. All sums paid and all costs incurred by Sublandlord in connection therewith shall constitute Rent payable by Subtenant on demand together with interest thereon at the rate of twelve percent (12%) per annum, or the maximum rate permitted by law, whichever is less. Sublandlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Sublandlord shall deem proper, for the protection of Sublandlord, the Premises, the Building, and any other person having an interest therein, from mechanics’ and materialmen’s liens. Subtenant shall give Sublandlord written notice of commencement of any construction within the Premises at least twenty (20) days prior to the date thereof.
14.    ASSIGNMENT AND SUBLETTING
Sublandlord and Subtenant agree that Article 13 of the Master Lease, as amended, shall govern Subtenant’s rights as it relates to assignment and subletting of the Premises.
15.    SUBORDINATION AND ATTORNMENT
This Sublease is in all respects subject and subordinate to the terms and conditions of the Master Lease and to all instruments, laws, rules, regulations, and restrictions to which the Master Lease is subject and subordinate.
Notwithstanding anything to the contrary set forth herein, the following paragraphs of the Master Lease and any references to such provisions shall be deemed deleted therefrom and shall have no force and effect as between Sublandlord and Subtenant: 2, 3, 4, 5, 6, 7, 8(b)(ii) and 8(c), 10, 12, 14, 16, 17, 20, 21, 24, 25, 28, 29, 31, 32, 33, 34, 36, 37, 38, 39, 40, 41, 42, 43, 44, 45, 47, 48, 52, 53, 58, 59, 60, 61, 62, 63, 64, Exhibit C, Exhibit D, Exhibit E, Exhibit H, Exhibit I, Exhibit J, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment other than Section 10 thereunder, the Thirteenth Amendment, the Fourteenth Amendment, the Fifteenth Amendment, the Sixteenth Amendment (other than Section 8), and any portion of the Master Lease and amendments thereto that are not directly related to the Premises.
If any of the express provisions of this Sublease shall conflict with any of the provisions of the Master Lease incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of the Sublease.
16.    ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
No later than five (5) business days after receipt of written request from Sublandlord delivered in accordance with Section 21, Subtenant shall execute, acknowledge, and deliver to Sublandlord or such persons as Sublandlord may direct a statement in writing (i) certifying that this Sublease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying that this Sublease, as modified, is in full force and effect) and the date to which Rent has been paid in advance, if any, (ii) acknowledging that there are not, to Subtenant’s knowledge, any uncured defaults on the part of

Sublandlord hereunder, or specifying the defaults if any are claimed, and (iii) certifying or acknowledging such additional factual information as Sublandlord or any potential purchaser, encumbrancer, assignee or other transferee of all or any portion of the Building or Sublandlord’s interest therein may reasonably request, to the extent such information is typically included in commercial tenant estoppel certificates. Any such statement may be conclusively relied upon by any prospective purchaser, encumbrancer, assignee, or other transferee. Subtenant’s failure to deliver such statement within such time shall be conclusive upon Subtenant (a) that this Sublease is in full force and effect, without modification except as may be represented by Sublandlord, (b) that there are no uncured defaults in Sublandlord’s or Master Landlord’s performance (other than any defaults that Sublandlord may have received written notice of from Subtenant and/or Master Landlord), (c) that not more than one (1) month’s installment of Base Rent has been paid in advance (other than the advance payment of Base Rent set forth in Section 1.17 above), and (d) any other statements of fact included by Sublandlord in such statement are correct; provided, however, subsections (a) through (d) set forth above shall only be deemed conclusive against Subtenant if (A) in addition to Sublandlord’s written request for such estoppel as required by the first sentence of this Section 16, Sublandlord also concurrently provides a written request via email to Jamie Rogers (email:           ) and Alex Acheson (email:           ) of Subtenant, and (B) Subtenant fails to deliver such estoppel certificate within the five (5)-business day period set forth above. For the avoidance of doubt, Sublandlord shall not be required in any instance to provide the email notice set forth in the immediately preceding sentence, but in the absence of such email notice, subsections (a) through (d) above shall not be deemed conclusive against Subtenant in the event Subtenant fails to deliver the estoppel certificate within the five (5)-business day period. Within thirty (30) days after written request, Subtenant shall also deliver to any prospective purchaser, encumbrancer, assignee or other transferee designated by Sublandlord such financial statements of Subtenant as may be reasonably required by the prospective purchaser, encumbrancer, assignee, or other transferee. All financial statements shall be received by Sublandlord and any such prospective purchaser, encumbrancer, assignee, or other transferee in confidence and shall be used only for the purposes herein set forth. Subtenant shall be permitted to condition the delivery of such financial statements on receipt of a commercially reasonable non-disclosure agreement from the applicable recipient.
17.    QUIET ENJOYMENT
Sublandlord covenants that subject to the rights, obligations, and acts of the Master Landlord, provided Subtenant is not in a default of this Sublease continuing beyond all applicable notice and cure periods, Sublandlord shall not take any act to interfere with Subtenant’s right to peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Sublandlord or any other person lawfully claiming by, through or under Sublandlord unless otherwise expressly permitted by the terms of this Sublease.
18.    SURRENDER AND HOLDOVER
18.1    Surrender. Subject to Section 13.2, upon the expiration or termination of this Sublease or of Subtenant’s right to possession, Subtenant shall surrender the Premises in a broom clean undamaged condition, reasonable wear and tear and damage by casualty excepted, and shall remove all of Subtenant’s equipment, personal property (including the Telecommunications Cabling), and Specialty Alterations to the extent required by Section 13.2 hereof, and repair all damage caused by the removal. Subtenant shall not remove permanent improvements that were provided by Sublandlord at the commencement of this Sublease.

18.2    Holdover. For each day Subtenant retains possession of all or any part of the Premises after expiration of the Term, whether by lapse of time or otherwise, Subtenant shall pay Sublandlord double the amount of the Base Rent for the Premises in effect as of the last day of the Term, plus, to the extent Subtenant holds over in excess of sixty (60) days, all damages sustained by Sublandlord as a consequence of such holding over; provided, however, that upon written notice to Subtenant, Sublandlord may elect to treat such holding over as a renewal of this Sublease for a month to month tenancy; provided further, however, that if Sublandlord does not so elect, acceptance by Sublandlord of Rent after expiration of the Term shall not constitute a renewal. This provision shall not be deemed to waive Sublandlord’s right of re-entry or any other right of Sublandlord under this Sublease or at law. If Subtenant holds over in possession of the Premises beyond the expiration or earlier termination of the Term, and if as a direct or indirect result of such holdover, Sublandlord suffers damages due to a loss of a new tenancy for itself or for Master Landlord, loss of a leasing opportunity, or the inability to timely deliver possession to a new tenant, then Subtenant shall be responsible, and shall indemnify and hold Master Landlord and Sublandlord harmless, for all such claims, losses, and damages.
19.    BREACH, DEFAULT, AND REMEDIES
19.1    Default. The following shall constitute “Events of Default”:
(a)    Subtenant fails to pay rent or any other amount due under this Sublease within three (3) business days after notice of nonpayment, until notice of nonpayment is given twice in any consecutive twelve (12) month period, after which no further notice shall be required; or
(b)    Subtenant fails to execute, acknowledge and return an estoppel certificate within one (1) business day after delivery of notice that such estoppel certificate is past due; or
(c)    Intentionally deleted; or
(d)    (i) the making by Subtenant or any guarantor hereof of any general assignment for the benefit of creditors, (ii) the filing by or against Subtenant or any guarantor hereof of a petition to have Subtenant or any guarantor hereof adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Subtenant or any guarantor hereof, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease or of substantially all of guarantor’s assets, where possession is not restored to Subtenant or guarantor within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Subtenant’s assets located at the Premises or of substantially all of guarantor’s assets or of Subtenant’s interest in this Sublease where such seizure is not discharged within sixty (60) days; or
(e)    intentionally deleted; or
(f)    Subtenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; or
(g)    Subtenant breaches any other obligation under this Sublease and fails to cure the breach within twenty (20) days after notice of nonperformance; provided, however, that if the breach is of such a nature that it cannot be cured within twenty (20) days, no Event of Default shall be deemed to have occurred by reason of the breach if cure is commenced promptly and diligently pursued to completion, and provided further, that in the event of a breach involving an imminent threat to health or safety,

Sublandlord may in its notice of breach reduce the period for cure to such shorter period as may be reasonable under the circumstances.
Any notice sent by Sublandlord to Subtenant pursuant to this Section 19.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161.
19.2    Remedies. In the Event of Default by Subtenant, in addition to any other remedies available to Sublandlord under this Sublease, at law or in equity, Sublandlord shall have the immediate option to terminate this Sublease and all rights of Subtenant hereunder. In the event that Sublandlord shall elect to so terminate this Sublease, then Sublandlord may recover from Subtenant:
(a)    the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus
(b)    the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Subtenant proves could have been reasonably avoided; plus
(c)    the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Subtenant proves could be reasonably avoided; plus
(d)    any other amount necessary to compensate Sublandlord for all the detriment proximately caused by Subtenant’s failure to perform its obligations under this Sublease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: unamortized rent abatement; reasonable attorneys’ fees; brokers’ commissions; the reasonable costs of refurbishment, alterations, renovation and repair of the Premises for a new subtenant; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Subtenant’s personal property, equipment, fixtures, Subtenant alterations, and any other items which Subtenant is required under this Sublease to remove but does not remove.
As used in Sections 19.2(a) and 19.2(b) above, the “worth at the time of award” is computed by allowing interest at the lesser of (a) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate” or “reference rate”, plus two percent (2%); or (b) the maximum rate allowed by law to be charged by Sublandlord under the circumstances described herein, per annum and compounded on a monthly basis. As used in Section 19.2(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
Sublandlord shall have no obligation to observe or perform any of its covenants under this Sublease after and so long as there exists an Event of Default by Subtenant. Nonperformance by Sublandlord under this Section 19.2 shall not constitute a termination of Subtenant’s right to possession or a constructive eviction of Subtenant.
In the Event of Default by Subtenant, in addition to any other remedies available to Sublandlord under this Sublease, at law or in equity, Sublandlord shall also have the right, with or without terminating this Sublease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of pursuant to the terms of this Sublease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Sublandlord pursuant to this Section 19.2, and no acceptance of surrender of the Premises or other action on Sublandlord’s part, shall be construed as an election to terminate this Sublease unless a written notice of such intention be given to Subtenant or unless the termination thereof be decreed by a court of competent jurisdiction.
Sublandlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Sublandlord does not elect to terminate this Sublease on account of any default by Subtenant, Sublandlord may, from time to time, without terminating this Sublease, enforce all of its rights and remedies under this Sublease, including the right to recover all rent as it becomes due.
Sublandlord hereby waives any lien rights which it may otherwise have concerning Subtenant’s property, which shall include furniture, fixtures, equipment, any and all equipment and/or supplies utilized by Subtenant in its business operations and Subtenant shall have the right to remove the same at any time without Sublandlord’s consent. Tenant’s lender shall have no right to enter onto the Premises or the Building for the purpose of inspecting, repairing or removing Subtenant’s personal property without Sublandlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. Nothing in this Section 19.2 shall permit Subtenant to encumber its leasehold interest in the Premises.
All rights, options, and remedies of Sublandlord contained in this Section 19.2 and elsewhere in this Sublease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Sublandlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Sublease. Nothing in this Section 19.2 shall be deemed to limit or otherwise affect Subtenant’s indemnification of Sublandlord pursuant to any provision of this Sublease.
Subtenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under California Code of Civil Procedure Section 1179, or under any other present or future law to redeem any of the Premises or to have a continuance of this Sublease after termination of this Sublease or of Subtenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.
Subtenant shall pay to Sublandlord and its mortgagees as additional rent all the expenses incurred by Sublandlord or its mortgagees in connection with any default by Subtenant hereunder continuing beyond expiration of all applicable notice or cure periods or the exercise of any remedy by reason of any Event of Default by Subtenant hereunder, including reasonable attorneys’ fees and expenses.
19.3    Consequential Damages. Except for consequential damages arising from any unauthorized holdover by Subtenant in the Premises, neither Sublandlord nor Subtenant shall be liable to the other party for any consequential, special, or indirect damages resulting from or arising out of the breach or default by either party of the terms and obligations under this Sublease.
20.    SUBLANDLORD LIABILITY
Notwithstanding anything to the contrary in this Sublease, Sublandlord’s directors, officers, shareholders, employees, agents, constituent partners, beneficiaries, trustees, representatives, successors or assigns (collectively, “Sublandlord’s Affiliates”) shall not be personally responsible or liable for any representation, warranty, covenant, undertaking or agreement contained in this Sublease. Notwithstanding anything to the contrary in this Sublease, Subtenant’s directors, officers, shareholders, employees, agents, constituent partners, beneficiaries, trustees, representatives, successors or assigns (collectively, “Subtenant’s Affiliates”) shall not be personally responsible or liable for any representation, warranty, covenant, undertaking or agreement contained in this Sublease.
21.    NOTICES
All notices required under this Sublease and other information concerning this Sublease (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, by overnight courier (such as FedEx or UPS), or by email delivery (provided that a concurrent copy of such notice is sent by one of the other methods described in this sentence within one (1) business day after delivery of the applicable email). Such Communications sent by personal delivery, mail, overnight courier, or email delivery will be sent to the addresses of Subtenant in Section 1.12 and of Sublandlord in Section 1.13 of this Sublease, or to such other addresses as the Sublandlord and the Subtenant may specify from time to time in writing. Communications shall be effective (i) if hand-delivered by courier, when delivered, or (ii) if sent by recognized national overnight courier service, on the date of delivery. Any email Communications may be sent electronically by either party to the other by transmitting the Communication to the electronic address set forth in Section 1.12 or 1.13, as applicable or to such other electronic address as such party may specify from time to time in writing, with a copy sent via another method of delivery authorized by this Article 21 within one (1) business day thereafter. Communications sent electronically will be effective when the Communication is sent to the party’s electronic address.
22.    BROKERAGE
Subtenant and Sublandlord each warrants and represents to the other that no broker or other person is entitled to claim a commission, broker’s fee or other compensation in connection with this Sublease except: the brokers specifically designated by Sublandlord or Subtenant, as applicable, which are listed in Sections 1.14 and 1.15. Subtenant and Sublandlord shall defend, indemnify, and hold each other harmless from all claims or liabilities arising from any breach of the foregoing representations and warranties. Sublandlord agrees to pay brokerage commissions arising as a result of this Sublease, that may be due under any written listing agreement and/or a separate written commission agreement between the Sublandlord and such brokers set forth in Sections 1.14 and 1.15.
23.    MASTER LEASE
23.1    Termination of Master Lease. If the Master Lease is terminated pursuant to the terms thereof with respect to all or any portion of the Premises prior to the Expiration Date for any reason whatsoever, including, without limitation, by reason of casualty or condemnation, this Sublease shall thereupon terminate (x) with respect to any corresponding portion of the Premises, so affected by such termination or (y) with respect to the entire Premises, and Sublandlord shall not be liable to Subtenant by reason thereof. In the event of such termination, provided Subtenant is not in default hereunder following notice and beyond the expiration of any applicable cure period, Sublandlord shall return to Subtenant (a) in the case of clause (x), that portion of the Base Rent and/or additional rent paid in advance by Subtenant with respect to such portion of the Premises, if any, prorated as of the date of such termination and (b) in the case of clause (y), all Base Rent and/or additional rent paid in advance by Subtenant with respect to the Premises, if any.

23.2    Representations. Sublandlord represents and warrants to Subtenant that (i) the Lease attached hereto as Exhibit B is a true and complete copy thereof (and has not been otherwise modified except for the sixteen amendments included therein), (ii) the Lease is in full force and effect, (iii) to Sublandlord’s knowledge, Master Landlord is not in default under the Lease, and (iv) Sublandlord has not received any written notice of default under the Lease, except for any defaults which Sublandlord has cured and Master Landlord is no longer claiming in writing to exist.
23.3    Covenants. Notwithstanding anything to the contrary set forth herein, but in all cases subject to Section 2.1 above, Sublandlord covenants and agrees that Sublandlord shall not (a) enter into any agreement that will cause either the Master Lease to be terminated or the Premises to be surrendered prior to the expiration of the Term, or (b) cause any breach or default by Sublandlord under the Master Lease (but expressly excluding any breach or default by Sublandlord under the Master Lease caused by Subtenant) that will result in any such termination or surrender which breach or default remains uncured beyond applicable notice and cure periods, unless Master Landlord shall accept this Sublease as a direct lease between Master Landlord and Subtenant and Master Landlord expressly assumes Sublandlord’s obligations hereunder. In the event Sublandlord breaches or causes a default under the Master Lease that is not caused by Subtenant and such breach or default continues beyond applicable notice and cure periods, Subtenant shall have the right to terminate this Sublease upon thirty (30) days’ written notice to Sublandlord. Except as expressly permitted hereunder, Sublandlord shall not enter into any amendment or other agreement with respect to the Master Lease that will prevent or materially adversely affect the use by Subtenant of the Premises in accordance with the terms of this Sublease, increase the obligations of Subtenant or decrease the rights of Subtenant under this Sublease, shorten the term of this Sublease or increase the rental or any other sums required to be paid by Subtenant under this Sublease.
24.    CONSENT OF MASTER LANDLORD TO SUBLEASE
Subtenant and Sublandlord each hereby acknowledges and agrees that this Sublease is subject to and conditioned upon Sublandlord obtaining the written consent (in a commercially reasonable form) (the “Consent”) of Master Landlord to this Sublease as provided in the Master Lease. Promptly following the execution and delivery hereof, Sublandlord shall submit this Sublease to Master Landlord with a request for the Consent and shall use commercially reasonable efforts to obtain the Consent. Subtenant hereby agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable requests made of Subtenant by Sublandlord or Master Landlord in the procurement of the Consent. In no event shall Sublandlord be obligated to make any payment to Master Landlord in order to obtain the Consent or the consent to any provision hereof, other than as expressly set forth in the Master Lease; provided, however, Sublandlord shall be responsible for and make all payments required under the Master Lease in connection with requesting and/or obtaining the Consent. If Master Landlord fails to deliver the Consent within sixty (60) days after the Effective Date, Subtenant may terminate this Sublease by delivering notice to Sublandlord at any time thereafter, but before Master Landlord delivers the Consent, and in such event, Sublandlord shall return to Subtenant any sums paid hereunder within ten (10) business days of such termination. The Consent shall not be deemed received unless it includes Master Landlord’s approval of (a) Subtenant’s use of a portion of the Premises as a hardware laboratory pursuant to Section 1.10 and (b) Subtenant’s license to use the 9th Floor Deck pursuant to Section 2.3(a).
25.    OFAC COMPLIANCE
Sublandlord and Subtenant hereby represent as follows: (a) Neither Sublandlord nor Subtenant, nor their respective principals, officers, members or directors (respectively, the “Sublandlord Individuals” or “Subtenant Individuals,” as applicable), are, or during the Term shall be, a person or entity with whom Sublandlord or Subtenant, as applicable, are restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) Pub L 107-56, 115 Stat 272, Executive Order No. 13224 (Sept. 24 2001), and regulations promulgated thereunder; (b) Neither the Sublandlord Individuals nor the Subtenant Individuals are, or during the Term shall be, included as persons or entities named on the Department of Treasury’s Office of Foreign Assets Control (OFAC) Specially Designated Nationals and Blocked Persons List (SDN List); and (c) Any breach of the foregoing representation by either Sublandlord or Subtenant shall be deemed an event of default under the Sublease, as amended hereby, and the non-breaching party shall have the right to exercise any remedies available to such party under the Sublease, as amended. In addition, the breaching party shall defend, indemnify, and hold harmless the non-breaching party from and against any and all claims, damages, out-of-pocket losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising from or related to the foregoing certification.
26.    WAIVER OF TRIAL BY JURY; COUNTERCLAIMS
26.1    TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUBLANDLORD AND SUBTENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY CLAIM OF INJURY OR DAMAGE AND ANY EMERGENCY AND OTHER STATUTORY REMEDY IN RESPECT THEREOF) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, OR SUBTENANT’S USE OR OCCUPANCY OF THE PREMISES.
26.2    If Sublandlord commences any summary proceeding against Subtenant, then Subtenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (except to the extent that applicable law precludes Subtenant from asserting such counterclaim in another proceeding), and shall not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Subtenant. Nothing contained in this Section 26.2 limits Subtenant’s right to assert claims against Sublandlord in a separate proceeding.
27.    RIGHT OF SUBLANDLORD TO PERFORM.
Subtenant shall timely pay and perform all of its obligations under this Sublease at its sole cost and without any abatement of Rent, except as otherwise set forth herein. If Subtenant shall fail to timely pay any sum of money, other than Rent, required to be paid by it hereunder, or shall fail to timely perform any other act on its part to be performed hereunder and such failure continues beyond all applicable notice and cure periods, Sublandlord shall have the right, but not the obligation, to make any such payment or perform any such other act without waiving or releasing Subtenant from any of Subtenant’s obligations. All sums paid and all costs incurred by Sublandlord in connection therewith, together with interest thereon at the lesser of twelve percent (12%) per annum or the maximum rate permitted by law, shall constitute Rent payable to Sublandlord within thirty (30) days after demand.
28.    GENERAL
28.1    Severability. To the extent allowed under applicable law, if any term, covenant or condition of this Sublease, or the application thereof, is to any extent held or rendered invalid, it shall be and is hereby deemed to be independent of the remainder of the Sublease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair, or invalidate the remainder of the Sublease or any part thereof.
28.2    No Waiver. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Sublease or to exercise an election herein contained shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Sublease or the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The subsequent acceptance of Rent by Sublandlord shall not be deemed to be a waiver of any preceding breach by Subtenant of any term, covenant, or condition of this Sublease, regardless of Sublandlord’s knowledge of such preceding breach at the time of acceptance of Rent. No term, covenant or condition of this Sublease shall be deemed to have been waived unless such waiver is in writing.
28.3    Effect of Payment. No payment by Subtenant or receipt by Sublandlord of a lesser amount than the monthly payment of Rent herein stipulated is deemed to be other than on account of the earliest stipulated Rent, nor is any endorsement or statement on any check or any letter accompanying any check or payment of rent deemed an acknowledgment of full payment or accord and satisfaction, and Sublandlord may accept and cash any check or payment without prejudice to Sublandlord’s right to recover the balance of the rent due and pursue any other remedy provided in this Sublease.
28.4    Delay. If either party is delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder by reasons of strikes, labor troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, terrorism or threatened acts of terrorism, severe or unusual weather (including rains) act of God, acts or omissions of the other party, or other reason whether of a like nature or not that is beyond the reasonable control of the party affected (hereinafter, individually, “an event of force majeure” or collectively, “events of force majeure”), financial inability excepted, then the performance of that term, covenant or act is excused for the period of the delay and the party delayed shall be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay. Nothing in this Section, however, shall excuse either party from the prompt payment of any monetary obligations under this Sublease.
28.5    No Offer. The submission of this Sublease for examination does not constitute a reservation of an option to lease the Premises, and this Sublease becomes effective as a lease only upon its execution and delivery by Sublandlord and Subtenant.
28.6    Successors. All rights and liabilities under this Sublease extend to and bind the successors and assigns of Sublandlord and permitted successors and assigns of Subtenant. No rights, however, shall inure to the benefit of any transferee of the Subtenant unless the transfer has been consented to by the Sublandlord in writing. If there is more than one Subtenant, they are all bound jointly and severally by the terms, covenants and conditions of this Sublease.
28.7    Integration. The recitals and Exhibits attached hereto are hereby incorporated by reference as if fully set forth herein. This Sublease and the Exhibits hereto attached, set forth all the covenants, promises, agreements, conditions and understandings between Sublandlord and Subtenant concerning the Premises and there are no other covenants, promises, agreements, conditions or understandings, either oral or written, between them. This Sublease may only be altered or amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Sublease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.
28.8    Governing Law. This Sublease shall be construed in accordance with and governed by the laws of the State of California, without regard to its conflicts of law rules.
28.9    Counterparts; Signatures. This Sublease may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. Delivery of a copy of this Agreement bearing an electronic signature (e.g., by DocuSign), or a signature by facsimile transmission or by electronic mail in “pdf” format shall have the same effect as physical delivery of this Agreement bearing the original signature.
28.10    Time. Time is of the essence of each and every term, covenant and condition of this Sublease. If the last day for taking any action under this Sublease does not fall on a business day, the time for taking such action shall be extended to the next business day. For purposes of this Sublease, “business day(s)” mean days other than Saturdays, Sundays, and holidays observed by the federal government. Notwithstanding any provision of this Sublease to the contrary, any day in which Subtenant is legally required to be open shall not be deemed a holiday.
28.11    Defined Terms and Paragraph Headings. The words “Sublandlord” and “Subtenant” as used in this Sublease shall include the plural as well as the singular. Words used in masculine gender include the feminine and neuter. The paragraph headings and title to the articles, sections and paragraphs of this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part hereof.
28.12    Authority. Each of the persons executing this Sublease on behalf of Subtenant represents and warrants to Sublandlord that Subtenant is duly authorized and existing, qualified to do business in the State of California, with full right and authority to enter into this Sublease, that each and every person signing on behalf of Subtenant is authorized to do so and that the signatures of such persons are sufficient to bind Subtenant. Upon Sublandlord’s request, Subtenant will provide written evidence satisfactory to Sublandlord confirming these representations.
28.13    Abandonment of Trade Fixtures, Fixtures and Personal Property. If Subtenant shall abandon or surrender the Premises, or be dispossessed by process of law or otherwise, any trade fixtures, fixtures or personal property belonging to Subtenant and left on the Premises shall be deemed, at the option of Sublandlord, to be abandoned, except such property as may be mortgaged to Sublandlord; and such trade fixtures, fixtures and personal property may be disposed of by Sublandlord in Sublandlord’s sole discretion at Subtenant’s cost, without further notice to or demand upon Subtenant.
28.14    No Merger. A surrender of this Sublease by Subtenant, whether voluntary or involuntary, or a mutual cancellation of this Sublease by Sublandlord and Subtenant, shall not work a merger, and shall, at the option of Sublandlord, either (i) terminate any existing subleases or subtenancies, or (ii) operate as an assignment to Sublandlord of any existing subleases or subtenancies.
28.15    Severability. The invalidity of any provision of this Sublease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.
28.16    Signs and Communication Devices. No sign, placard, picture, advertisement, name or notice (“Sign”) shall be inscribed, displayed, printed or affixed to or near any part of the outside or inside of the Building (including the appurtenant and surrounding land), nor shall any radio or television antenna, satellite receiver, loud speaker or other telecommunication device (“Device”) be installed, affixed, or placed on or within the Premises, Building or such land, without first obtaining the prior written consent of Sublandlord. Sublandlord shall have the right to remove any Sign or Device which violates this Section without notice to and at the expense of Subtenant. All approved Signs and Devices shall be installed at Subtenant’s sole cost.
28.17    Bicycle Racks. During the Term, Subtenant’s employees may (subject to space availability and compliance with the applicable rules and regulations for the Property pertaining to the bike storage space) store their bicycles in the secured bicycle storage space currently located on the ground level of the Stevenson Building (as defined in the Master Lease); provided, however, to the extent Sublandlord’s use of the bicycle racks under the Master Lease is limited by Master Landlord, Subtenant shall be entitled to the use of its pro rata share of such available bicycle racks based on the ratio that the square footage of the Rentable Area of the Premises bears to the total square footage of the Rentable Area of the premises under the Master Lease. Further, throughout the Term, Subtenant’s employees may bring bicycles through the service elevator and into the Premises. Subtenant shall ensure that the bicycles do not damage the walls, carpeting, or floors in the Property and shall reimburse Sublandlord for any additional janitorial costs in the elevators or other Common Areas (as defined in the Master Lease) incurred by Master Landlord and/or Sublandlord as a result of the bicycles being brought into the Premises within thirty (30) days of receipt of an invoice therefor.
28.18    No Light, Air or View Rights. This Sublease does not grant or confer, and Subtenant shall not have, any rights to light, air, views or airspace adjacent to or above the Building. Any diminution of light, air or views by any structure which may be erected adjacent to the Building shall not affect this Sublease or the obligations of the parties hereunder, or in any way render Sublandlord liable to Subtenant.
28.19    Attorneys’ Fees. If Subtenant shall assign or sublet the Premises or request the consent of Sublandlord to any assignment or subletting, or if Subtenant shall request the consent of Sublandlord for any other act that Subtenant proposes to do, then Subtenant shall pay Sublandlord’s reasonable attorneys’ fees incurred in connection therewith. If either party retains an attorney to enforce the terms of or obtain a declaration of rights under this Sublease, or to collect any rent due under this Sublease, or to recover possession of the Premises, the prevailing party shall be entitled to recover from the other party its attorneys’ fees and costs regardless of whether any legal proceeding is commenced. For purposes of this Section 28.19, a party shall be the prevailing party (i) if judgment is entered in favor of such party, or (ii) if prior to final judgment, or trial, or the commencement of legal proceedings, the other party shall cure, or undertake to cure, the default or defaults claimed by such party.
28.20    Confidentiality. Subtenant agrees that the terms and provisions of this Sublease are confidential, and that neither Subtenant, nor its agents, representatives or professional counsel or advisors, will divulge any part of the terms, conditions and agreements evidenced by and relating to this Sublease without first obtaining the express written consent of Sublandlord.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date and year last below written.

SUBLANDLORD:		SUBTENANT:

X Corp.,		Motive Technologies, Inc.,
a Nevada corporation		a Delaware corporation

By:	/s/ M. Reza Banki	By:	/s/ Shulamite White
	Name: M. Reza Banki		Name: Shulamite White
	Title: CFO		Title: Chief Legal Officer

EXHIBIT A
PREMISES – FLOOR PLAN
Exhibit A – Page 1

EXHIBIT B
MASTER LEASE
Exhibit B – Page 1

EXHIBIT C
REMAINING FF&E